                                                                 EXHIBIT  4.6(c)

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, IN A TRANSACTION THAT, IN THE VIEW OF COUNSEL TO THE COMPANY, IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT PURSUANT TO RULE 144 THEREUNDER OR PURSUANT TO AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT.

THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS WARRANT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION IS UNLAWFUL UNLESS AN EXEMPTION FROM SUCH QUALIFICATION IS AVAILABLE. THE RIGHTS OF ALL PARTIES TO THESE SECURITIES ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED OR SUCH EXEMPTION BEING AVAILABLE.



                                                               November 14, 1996


                  WARRANT TO PURCHASE SERIES E PREFERRED STOCK

         This Warrant is issued, for good and valuable consideration of $1.00, receipt of which is hereby acknowledged, to SDK Incorporated (the "Warrantholder"), by ProBusiness, Inc., a California corporation (the "Company") located at 5934 Gibraltar, Pleasanton, California 94566. Unless otherwise stated, all capitalized terms herein have the meaning provided in the Warrant Purchase Agreement between the Warrantholder, T. J. Bristow, Elizabeth S. Bristow, Magdalena Shushan, Laurence Shushan and the Company dated November 14, 1996 (the "Warrant Purchase Agreement").

         14. Purchase of Shares. Subject to the terms and conditions hereinafter set forth, the Warrantholder is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the holder hereof in writing), to purchase from the Company, if and to the extent permitted by law, 20,250 fully paid and nonassessable shares of Series E Preferred Stock of the Company (the "Shares") at an exercise price of $7.94 per share, subject to adjustment as provided in Section 7 hereof (the "Warrant Price"), payable in cash or by check unless exercised pursuant to
Section 4 hereof.

         15. Exercise Period. The purchase rights represented by this Warrant shall become exercisable on the date that Britannia Hacienda V Limited Partnership ("Landlord") notifies the Company that the work to be constructed by Landlord pursuant to Section 2.4 and Exhibit C of the

Build-to-Suit Lease dated September 27, 1996 between Landlord and the Company (the "Lease Agreement") on the shell and core of the Building (as that term is defined in the Lease Agreement) and the first phase of the interior improvements of the Building (as more particularly described in the Lease Agreement) is substantially complete (as that term is defined in the Lease Agreement) and such work is, in fact, substantially complete. The period during which the purchase rights represented by this Warrant are exercisable (the "Exercise Period") shall end on the earlier of (i) five (5) years after the date of the consummation of a public offering of the Company that triggers the automatic conversion of Series E Preferred Stock of the Company into Common Stock under the Company's Articles of Incorporation (an "Initial Public Offering") or (ii) eight (8) years from the date of this Warrant as set forth on the first page hereof.

         16. Method of Exercise. While this Warrant remains outstanding and exercisable in accordance with Section 2 above, the holder may exercise, in whole or in part, the purchase rights evidenced hereby. Such exercise shall be effected by:

                  (i) the surrender of this Warrant, together with the Form of Subscription attached hereto as Exhibit 1, duly filled in and executed by the Warrantholder, to the Secretary of the Company at its principal offices; and

                  (ii) the payment to the Company of an amount equal to the aggregate purchase price for the Shares being purchased, unless exercised pursuant to Section 4 hereof.

         17. Conversion Right. During the Exercise Period (and subject to the conditions set forth in Section 2) and in lieu of exercising this Warrant as specified in Section 3, Warrantholder may from time to time convert this Warrant, in whole or in part (but not for a fraction of a share), into a number of Shares determined by dividing (a) the aggregate fair market value of the Shares or other securities otherwise issuable upon exercise of this Warrant minus the aggregate Warrant Price of such Shares by (b) the fair market value of one Share.

         18. Fair Market Value. The fair market value per share of the Shares shall be equal to: (i) if the Common Stock issuable upon conversion of the Shares is listed on a national stock exchange or over the counter market, then the price per share listed on such national stock exchange, or the average of the final "bid" and "asked" prices reported on such over the counter market, at the close of business on the date of exercise as reported in the Wall Street Journal multiplied by the quotient of (x) $7.94 divided by (y) the Series E Conversion Price (as defined in the Company's Articles of Incorporation); or
(ii) if the Common Stock issuable upon the conversion of the Shares is not listed on a national stock exchange or over the counter market, the Board of Directors of the Company shall determine the fair market value per share of the Shares in its reasonable good faith judgment.

         19. Certificates for Shares; Partial Exercise. Upon the exercise of the purchase rights evidenced by this Warrant, one or more certificates for the Shares so purchased shall be issued to the Warrantholder as soon as practicable thereafter. In the case of a partial exercise, unless the purchase rights evidenced hereby have expired, the Company shall issue to the Warrantholder a new Warrant, dated as of the same date as this Warrant, for the number of Shares, if any, which remain exercisable hereunder.


         20. Adjustment of Number of Shares and Warrant Price. The number and kind of securities purchasable upon the exercise of the purchase rights evidenced by this Warrant and the Warrant Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

                   (i) Subdivision or Combination of Shares. If the Company at any time while this Warrant remains outstanding and unexpired shall subdivide or combine the class of the Company's securities purchasable upon exercise of this Warrant, whether by way of stock split, stock dividend, recapitalization or otherwise, the Warrant Price shall, in the case of a subdivision, be proportionately decreased or, in the case of a combination, be proportionately increased.

                  (ii) Adjustment of Number of Shares. Upon each adjustment in the Warrant Price, the number of Shares of the class of the Company's securities purchasable upon exercise of this Warrant shall, in the case of an increase in the Warrant Price, be proportionately decreased or, in the case of a decrease in the Warrant Price, be proportionately increased, in either case to the nearest whole share.

                  (iii) Reorganization, Reclassification, Consolidation, Merger or Sale. In case of any reclassification or change of outstanding securities of the class purchasable upon exercise of this Warrant (other than as set forth in Section 7(i)) as a result of any reorganization of the capital stock of the Company, or any consolidation or merger of the Company with another corporation, or the sale of substantially all of the Company's assets to another corporation, the Company or its successor, as applicable, shall execute a new Warrant providing that the Warrantholder shall have the right to exercise such new Warrant for, in lieu of each share of the class of the Company's securities theretofore purchasable upon exercise of this Warrant, the kind and amount of shares of stock, other securities, money and property receivable upon such reclassification or change by a holder of one share of the class of the Company's securities theretofore purchasable upon exercise of this Warrant. Such new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 7. The provisions of this Section 7(iii) shall apply similarly to successive reclassifications and changes.

                  (iv) Dividends in Stock or Property. If at any time or from time to time prior to commencement of the Exercise Period the holders of the Company's Common Stock or of any other class of the Company's securities purchasable upon exercise of this Warrant shall, as a class, receive or become entitled to receive, without payment therefor, any shares of stock or other securities of the Company, any rights or options to acquire or subscribe for any such shares of stock or other securities, or any other property (including cash) distributable other than as a cash dividend (collectively, a "Distribution"), and if no adjustment is made pursuant to Section 7(i), (ii) or (iii) above with respect to such Distribution, then in each such case, the Warrantholder shall, upon exercise of this Warrant, be entitled to receive, in addition to the shares otherwise purchasable upon exercise of this Warrant and without payment of any additional consideration therefor, the amount of stock, other securities and other property (other than cash distributed as a cash dividend) which the Warrantholder would hold or be entitled to receive on the date of such exercise had the Warrantholder been the holder of record, as of the date of such Distribution, of the shares purchased by the Warrantholder upon such exercise.

                   (v) Certain Other Events. If any change in the shares of the class of the Company's securities purchasable upon exercise of this Warrant or any other event occurs as to which the other provisions of this Section 7 are not strictly applicable or if strictly applicable would not fairly protect the reasonable expectations of Warrantholder with respect to its purchase rights under this Warrant, then the Board of Directors of the Company shall make an adjustment in the number and class of shares purchasable under this Warrant, the Warrant Price or the other terms and provisions of this Warrant, so as to protect such reasonable expectations of Warrantholder by giving Warrantholder, upon exercise of this Warrant for the same aggregate Warrant Price payable for full exercise of this Warrant prior to such event, the total number, class and kind of shares (or the closest then available equivalent thereto) as Warrantholder would have owned had this Warrant been exercised prior to such event and had Warrantholder continued to hold such shares until after the event requiring such adjustment.

         21. Notice of Adjustments. Whenever the Warrant Price or other terms of this Warrant shall be adjusted pursuant to Section 7 hereof, the Company shall deliver to the Warrantholder a certificate signed by the Company's chief financial officer describing, in reasonable detail, the event requiring the adjustment and the newly adjusted Warrant Price and, as applicable, the kind and amount of shares of stock, other securities, money or property purchasable hereunder after giving effect to such adjustment.

         22. Fractional Shares. No fractional shares shall be issued in connection with any exercise hereunder, but in lieu of any such fractional shares the Company shall make a cash payment therefor in an amount equal to the difference between the fair market value of such fractional Share as of the date of exercise and the Warrant Price then in effect with respect to such fractional Share.

         23. Reservation of Shares. The Company covenants that it will at all times keep available such number of authorized shares of its Series E Preferred Stock and Common Stock issuable upon conversion of such Series E Preferred Stock, free from all preemptive rights with respect thereto, as will be sufficient to permit the exercise of this Warrant for the full number of Shares specified herein. The Company further covenants that such Shares, when issued pursuant to the exercise of this Warrant, and the Common Stock issuable upon conversion of the Shares, when issued pursuant to such conversion, will be duly and validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof.

         24. Rights Prior to Exercise. Prior to exercise of this Warrant, this Warrant shall not entitle the Warrantholder to any rights of a shareholder with respect to the Shares, including (without limitation) the right to vote such Shares, receive preemptive rights or be notified of shareholder meetings, nor shall this Warrant entitle such Warrantholder to any notice or other communication concerning the business or affairs of the Company except as set forth in Section 22 hereof.

         25. Representations of Warrantholder. Warrantholder hereby represents and warrants to the Company, with respect to its purchase of this Warrant and the underlying securities issuable upon the exercise of this Warrant, that the representations and warranties made by Warrantholder to the Company in Section 2 of the Warrant Purchase Agreement are true and correct in all material respects as of the date of this Warrant.

         26. Registration Rights. The registration rights of the Warrantholder with respect to this Warrant and the underlying securities are set forth in the Registration Rights Agreement dated December 1, 1989 between the Company and the persons named therein as amended by the Twentieth Amendment to Registration Rights Agreement, dated the date hereof, by and among the Company and the Warrantholders set forth therein.

         27. Non-Assignability and Non-Transferability of Warrant. This Warrant is not assignable or otherwise transferable by the Warrantholder without the prior written consent of the Company, except that Warrantholder shall be entitled to transfer this Warrant, without the Company's consent but with prior or concurrent written notice to the Company, to Landlord or to any partner of Landlord or to any affiliate of Warrantholder or of Landlord or of any such partner of Landlord (so long as the number of such partners or affiliates does not exceed five (5) in the aggregate), subject to compliance with federal and state securities laws and to each transferee's agreement to be bound by the terms of the Warrant Purchase Agreement and this Warrant. The terms and provisions of this Warrant shall inure to the benefit of, and be binding upon, Warrantholder and the Company and their respective permitted successors and assigns.

         28. Governing Law. This Warrant shall be governed by the laws of the State of California, excluding the conflicts of laws provisions thereof.

         29. Rights and Obligations Survive Exercise of Warrant. The rights and obligations of the Company, of the Warrantholder and of the holder of shares of Series E Preferred Stock issued upon exercise of this Warrant, referred to in Sections 12 and 13 shall survive the exercise of this Warrant.

         30. Modification and Waiver. This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the Company and the Warrantholder.

         31. Notices. Any notice, request or other document required or permitted to be given or delivered to the holder hereof or the Company shall be delivered or shall be sent by certified mail, postage prepaid, return receipt requested, to each such holder at its address as shown on the books of the Company or to the Company at the address indicated therefor in the first paragraph of this Warrant or such other address as either may from time to time provide to the other.

         32. Binding Effect on Successors. This Warrant shall be binding upon any corporation succeeding the Company by merger, consolidation or acquisition of all or substantially all of the Company's assets in any one transaction or series of related transactions. All of the obligations of the Company relating to the Series E Preferred Stock issuable upon the exercise of this Warrant shall survive the exercise and termination of this Warrant. All of the covenants and agreements of the Company shall inure to the benefit of the successors and assigns of the holder hereof.

         33. Lost Warrants. The Company represents and warrants to the Warrantholder hereof that upon receipt of evidence reasonably satisfactory to the Company (such as an affidavit of the registered holder) of the loss, theft, destruction, or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant, the Company, at its expense, will make and deliver a new Warrant, dated as of the date of the lost, stolen, destroyed or mutilated Warrant, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant.

         34. Lock-Up Agreement. Warrantholder hereby agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any of the underlying securities issuable upon exercise of this Warrant for a period of up to 180 days after a firm commitment underwritten initial public offering of the Company, other than a transfer or distribution to Landlord, to any partner of Landlord, or to any affiliate of Warrantholder, of Landlord or of any such partner of Landlord, and then only so long as such transferee agrees in writing to be bound by the restrictions set forth in this Section and so long as the number of any such partners or affiliates who are transferees or distributees does not exceed five (5) in the aggregate (a "Permitted Transfer"). Moreover, in connection with any registration of the Company's securities, upon request of the Company or the underwriters managing any underwritten offering of the Company's securities, Warrantholder hereby agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any underlying securities issued or issuable upon exercise of this Warrant (other than those included in the registration or other than a Permitted Transfer) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed 180 days) from the effective date of such registration as the Company or the underwriters may specify. Furthermore, Warrantholder hereby agrees and consents to the entry of stop transfer instructions with the Company's transfer agent against the transfer of the underlying securities issuable upon exercise of the Warrant held by the Warrantholder except in compliance with this Lock-Up Agreement.

         35. Information Rights. Upon written request delivered to the Chief Financial Officer of the Company, the Company shall provide to Warrantholder copies of the following documents within a reasonable time after receipt of such request and on or after such documents have been distributed or made available to the Company's shareholders:

                   (i) unaudited quarterly financial statements for each quarter (other than the Company's fourth quarter) of the Company's fiscal year since the date of the Company's most recent audited annual financial statements;

                  (ii) the Company's most recent audited annual financial statements;

                  (iii) after an Initial Public Offering of the Company, registration statements, annual reports on Form 10-K, and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission; and

                  (iv) letters distributed to holders of the class of the Company's securities purchasable under this Warrant along with the Company's quarterly and annual financial statements, as well as any proxy statements or other information distributed to such holders in connection with any annual or special meeting of the shareholders within the last twelve (12) months preceding such request by Warrantholder.

         36. Other Notices. If at any time the Company proposes:

                  (i) To declare any cash dividend upon its Common Stock or upon any other class of its securities purchasable upon exercise of this Warrant;

                  (ii) To declare any dividend upon its Common Stock or upon any other class of its securities purchasable upon exercise of this Warrant payable in stock or make any special dividend or other distribution to the holders of its Common Stock or to the holders of any other class of its securities purchasable upon exercise of this Warrant;

                  (iii) To offer for subscription pro rata to the holders of its Common Stock or to the holders of any other class of its securities purchasable upon exercise of this Warrant any additional shares of stock of any class or other rights;

                  (iv) To engage in any capital reorganization or reclassification of the capital stock of the Company; or consolidation or merger of the Company with, or sale of all or substantially all of its assets (in any one transaction or series of related transactions) to another corporation; or

                  (v) To engage in a voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then in any one or more of said cases, the Company shall give, by first class mail, postage prepaid, addressed to the Warrantholder of this Warrant at the address of such Holder as shown on the books of the Company, (a) at least twenty
(20) days' prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, and (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, at least twenty (20) days' prior written notice of the date when the same shall take place; provided, however, that the Warrantholder shall make a best efforts attempt to respond to such notice as early as possible after the receipt thereof. Any notice given in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of the applicable class of the Company's securities shall be entitled thereto. Any notice given in accordance with the foregoing clause (b) shall also specify the date on which the holders of the applicable class of the Company's securities shall be entitled to exchange their shares for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, as the case may be.

         37. Attorneys' Fees. In the event that any dispute arising out of or in connection with this Warrant should result in litigation, the prevailing party in such litigation shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Warrant, including without limitation, reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals and of enforcement of any judgment issued in such litigation.

         IN WITNESS WHEREOF, the parties have caused this Warrant to be executed by their respective officers or managers (if applicable), thereunto duly authorized, this 14th day of November, 1996.




SDK INCORPORATED                         PROBUSINESS, INC.

By:                                      By:
----------------------------                 ---------------------------------
                                             Thomas H. Sinton, President
Name:
     -----------------------

Title:
     -----------------------

                              FORM OF SUBSCRIPTION

                  (To be signed only upon exercise of Warrant)


To:      ProBusiness, Inc.

         The undersigned, the Warrantholder, hereby irrevocably elects to exercise the purchase right represented by its Warrant for, and to purchase thereunder, ___________, (________)(1) shares of Series E Preferred Stock of ProBusiness, Inc. (the "Company") and herewith makes payment of ______________________ Dollars ($___________) therefor, and requests that the certificates for such shares be issued in the name of, and delivered to,___________, whose address is _______________.

         The undersigned represents that it is acquiring such Series E Preferred Stock for its own account for investment and not with a view to or for sale in connection with any distribution thereof, and in order to induce the issuance of such Series E Preferred Stock the undersigned makes to the Company the representations and warranties set forth in Section 2 of the Warrant Purchase Agreement between the Company and Warrantholder.


         DATED:___________________


                                    __________________________________________
                                    (Signature must conform in all respects to name of Warrantholder as specified on the face of the Warrant)



                                    __________________________________________

                                    __________________________________________


________________

(1) Insert here the number of shares called for on the face of the Warrant (or, in the case of a partial exercise, the portion thereof as to which the Warrant is being exercised), in either case without making any adjustment for additional Series E Preferred Stock or any other stock or other securities or property or cash which, pursuant to the adjustment provisions of the Warrant, may be deliverable upon exercise.